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                                                                   EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-85987), of El Paso Energy Partners, L.P. (the "Partnership") of our report dated March 16, 2001 relating to the balance sheets of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 2000 and 1999, and the related statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2000, each of which is included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 2000.

We also consent to the reference to us under the heading "Experts" in the prospectus supplement which is part of such Registration Statement.


                                             /s/ ARTHUR ANDERSEN LLP

Houston, Texas
October 24, 2001